Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of September __, 2022, by and among Leet Technology Inc., a Delaware corporation (“Leet”), and LEET Inc., a company incorporated under the laws of the British Virgin Islands and wholly owned subsidiary of Leet (“Leet BVI”).

RECITALS:

1. The Boards of Directors of Leet and Leet BVI have unanimously determined that it is advisable and in the best interests of their respective shareholders to reorganize so that Leet will merge into Leet BVI, with Leet BVI surviving (the “Merger”).

2. The Boards of Directors of each of Leet and Leet BVI have unanimously approved the Merger, this Agreement and, to the extent applicable, the other transactions described herein upon the terms and subject to the conditions set forth in this Agreement, whereby each Leet’s issued share of common stock, par value US $0.0001 per share, of Leet (“Leet Common Stock”) shall be effectively transferred to Leet BVI and converted into one common ordinary share in Leet BVI (a "Leet BVI Ordinary Share") and each share of Series A preferred stock, par value US$0.0001 and Series B preferred stock, par value US$0.0001 of Leet (“Leet Preferred Stock”) shall be effectively transferred to Leet BVI and converted into one Series A preferred share in Leet BVI (a “Leet BVI Series A Preferred Share”) and one Series B preferred share in Leet BVI (a “Leet BVI Series B Preferred Share”), respectively.

3. The Merger requires, among other things, the adoption of this Agreement by the affirmative vote of a majority of the outstanding shares of Leet Common Stock entitled to vote on the matter.

NOW THEREFORE, in consideration of the foregoing and of the covenants and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

THE MERGER

SECTION 1.1 The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”) and the BVI Business Companies Act, 2004, as amended (the “BVI Act”), at the Effective Time (as defined in Section 1.2), Leet shall be merged with and into Leet BVI, the separate corporate existence of Leet shall thereupon cease and Leet BVI shall continue as the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”). The Merger shall have the effects set forth in the BVI Act.

SECTION 1.2 Filing Certificate of Merger and the Articles of Merger; Effective Time. As soon as practicable following the satisfaction or, to the extent permitted by applicable law, waiver of the conditions set forth in Article V, if this Agreement shall not have been terminated prior thereto as provided in Section 6.1, Leet shall cause a certificate of merger (the "Certificate of Merger") to be filed with the Delaware Secretary of State and Leet BVI shall cause a copy of the articles of merger of Leet BVI (the "Articles of Merger") to be registered with the Registrar of Corporate Affairs in the British Virgin Islands in accordance with and otherwise make all other filings or recordings as required by the General Corporation Law of Delaware and the BVI Act in connection with the Merger. The Merger shall become effective at such time that Leet shall have designated in the Certificate of Merger as the effective time of the Merger and Leet BVI shall have designated in the Articles of Merger the effective date (the “Effective Time”).

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ARTICLE II

CHARTER DOCUMENTS,

DIRECTORS AND OFFICERS

SECTION 2.1 Certificate of Incorporation of Surviving Corporation. The Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of Leet BVI in effect immediately prior to the Effective Time. Such Certificate of Incorporation shall thereafter continue to be the Certificate of Incorporation of the Surviving Corporation.

SECTION 2.2 Memorandum and Articles of Association of Surviving Corporation. From and after the Effective Time, the Memorandum and Articles of Association of Leet BVI in effect immediately prior to the Effective Time shall be the Memorandum and Articles of Association of the Surviving Corporation, until duly amended in accordance with applicable law.

SECTION 2.3 Directors of Surviving Corporation. From and after the Effective Time, the directors of Leet BVI immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each such director to serve in such capacity until his or her earlier death, resignation, or removal or until his or her successor is duly elected or appointed.

SECTION 2.4 Officers of Surviving Corporation. From and after the Effective Time, the officers of Leet BVI immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each such officer to serve in such capacity until his or her earlier death, resignation or removal or until his or her successor is duly elected or appointed.

SECTION 2.5 Directors and Officers of Surviving Corporation. Prior to the Effective Time, Leet, in its capacity as the sole shareholder of Leet BVI, agrees to take or cause to be taken all such actions as are necessary to cause those persons serving as the directors and officers of Leet immediately prior to the Effective Time to be elected or appointed as the directors and officers of Leet BVI (to the extent the officers and directors of Leet BVI and Leet are not already identical), each such person to have the same office(s) with Leet BVI (and the same classes and committee memberships in the case of directors) as he or she held with Leet, with the directors of each class to serve until the next meeting of the Leet BVI shareholders at which an election of directors of such class is required or until their successors are elected or appointed (or their earlier death, disability or retirement).

ARTICLE III

CANCELLATION AND CONVERSION

OF STOCK

SECTION 3.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of either Leet or Leet BVI:

(a) Cancellation of Leet Common Stock and Leet Preferred Stock. Each issued share of Leet Common Stock and Leet Preferred Stock that is owned immediately prior to the Effective Time by Leet as a treasury share shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in connection with such cancellation.

(b) Conversion of Remaining Leet Common Stock and Leet Preferred Stock. Each issued and outstanding share of Leet Common Stock and Leet Preferred Stock (other than the shares of Leet Common Stock and Leet Preferred Stock to be cancelled in accordance with Section 3.1(a)) shall be effectively transferred to Leet BVI and converted into one validly issued, fully paid and nonassessable Leet BVI Ordinary Share, Leet BVI Series A Preferred Share or Leet BVI Series B Preferred Share, as the case may be. Leet BVI shall add to the stated capital account maintained for the Leet BVI Ordinary Shares, Leet BVI Series A Preferred Shares and Leet BVI Series B Preferred Shares an amount equal to the fair market value of the Leet Common Stock and Leet Preferred Stock so transferred and converted into Leet BVI Ordinary Shares, Leet BVI Series A Preferred Shares and Leet BVI Series B Preferred Shares, as the case may be

(c) Stock-Based Compensation Plans. [Intentionally omitted.]

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SECTION 3.2 Direct Registration of Leet BVI Shares.

(a) At the Effective Time, (i) record ownership of the Leet BVI Ordinary Shares, Leet BVI Series A Preferred Shares and Leet BVI Series B Preferred Shares into which the issued and outstanding shares of Leet Common Stock and Leet Preferred Stock were converted in accordance with Section 3.1(a) shall be kept in uncertificated, book entry form by Leet BVI’s transfer agent, VStock Transfer LLC.

(b) At the Effective Time, holders of Leet will cease to be, and will have no rights as, stockholders of Leet, other than the right to receive: (i) any dividend or other distribution with a record date prior to the Effective Time that may have been declared or made by Leet on such shares of Leet Common Stock and/or Leet Preferred Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and that remain unpaid at the Effective Time; and (ii) the Leet BVI Ordinary Shares, Leet BVI Series A Preferred Shares and Leet BVI Series B Preferred Shares pursuant to Section 3.1(b). At the Effective Time, the stock transfer books of Leet shall be closed and from and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Leet Common Stock and Leet Preferred Stock that were outstanding immediately prior to the Effective Time.

SECTION 3.3 Appraisal Rights.  Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, Leet Common Stock that is outstanding immediately prior to the Effective Time and that is held by holders of Leet Common Stock who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Leet Common Stock in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”), shall not be converted into, or represent the right to receive, the Leet BVI Ordinary Shares. Such Leet stockholders shall be entitled instead to receive payment of the fair value of such Leet Common Stock held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by holders of Leet Common Stock who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Leet Common Stock under such Section 262 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Leet BVI Ordinary Shares, without any interest thereon.

ARTICLE IV

EMPLOYEE BENEFIT AND COMPENSATION PLANS AND AGREEMENTS

SECTION 4

(a) At the Effective Time, Leet shall assign and Leet BVI shall assume the rights and obligations of Leet under each Stock Plan listed on Exhibit A (the “Assumed Equity Plans”).

(b) To the extent any Stock Plan or any applicable agreement relating thereto provides for the issuance, delivery or purchase of, or otherwise relates to, Leet Common Stock, from and after the Effective Time, such Stock Plan or applicable agreement shall be deemed to have been amended to provide for the issuance, delivery or purchase of, or otherwise relate to, Leet BVI Ordinary Shares, and all options or awards issued, or benefits available or based upon the value of a specified number of shares of Leet Common Stock, under such Stock Plan after the Effective Time shall entitle the holder thereof to purchase, receive, acquire, hold or realize the benefits measured by the value of, as appropriate, an equivalent number of Leet BVI Ordinary Shares in accordance with the terms of such Stock Plan and any applicable agreement relating thereto. The outstanding options or other awards or benefits available under the terms of the Stock Plans at and following the Effective Time shall, to the extent permitted by law and otherwise reasonably practicable, otherwise be exercisable, payable, issuable or available upon the same terms and conditions as under such Stock Plans and the agreements relating thereto immediately prior to the Effective Time (including, for greater certainty, having the same option exercise or measurement price). Notwithstanding the foregoing, the number of Leet BVI Ordinary Shares issuable or available upon the exercise, payment, issuance or availability of such option, award or benefit immediately after the Effective Time, and the option exercise or measurement price of each such option, award or benefit, shall be subject to adjustment by Leet BVI only to the extent necessary to ensure that the spread between the exercise price and fair market value of the shares subject to the option or stock appreciation right, and for other awards the fair market value of such awards or benefits, is no more after the Effective Time as compared to immediately prior to the Effective Time. The foregoing adjustments shall be made in accordance with applicable law (and administrative practice of applicable governmental authorities), including but not limited to Section 409A of the Code and the U.S. Treasury Regulations promulgated thereunder, to the extent such provisions are applicable to an option, award, or benefit. Other than as set forth above, the Merger will not affect the underlying terms or conditions of any outstanding equity awards, which shall remain subject to their original terms and conditions.

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(c) At the Effective Time, the obligations of Leet under or with respect to each plan, trust, agreement, program or benefit listed on Exhibit B (collectively, the “Assumed Benefit Plans” and, together with the Assumed Equity Plans, the “Assumed Plans”) shall become the lawful obligations of Leet BVI and shall be implemented and administered in the same manner and without interruption until the same are amended or otherwise lawfully altered or terminated. Effective at the Effective Time, Leet BVI hereby expressly adopts and assumes all obligations of Leet under the Assumed Benefit Plans.

(d) Such amendments or other actions that are deemed necessary or appropriate by Leet and Leet BVI to effect the Merger, including to facilitate the assumption by Leet BVI of the Assumed Plans, and any other amendments or actions that Leet and Leet BVI shall deem advisable, shall be adopted and entered into with respect to the Assumed Plans.

ARTICLE V

CONDITIONS PRECEDENT

SECTION 5

The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver of the following conditions:

(a) The registration statement on Form S-4 filed with the Securities and Exchange Commission by Leet (the “Registration Statement”) in connection with the offer and issuance of the Leet BVI Ordinary Shares to be issued pursuant to the Merger shall have become effective under the Securities Act of 1933, as amended, and no stop order with respect thereto shall be in effect.

(b) This Agreement shall have been adopted by the affirmative vote of a majority of the outstanding shares of Leet Common Stock entitled to vote on the matter.

(c) The Conversion shall have occurred.

(d) The Leet BVI Ordinary Shares to be issued pursuant to the Merger shall have been authorized for listing on the OTC Markets, subject to official notice of issuance and satisfaction of other standard conditions.

(e) Leet shall have provided Leet BVI with a certificate pursuant to Treasury Regulation Section 1.1445-2(c)(3) stating that Leet is not and has not been a U.S. real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c) of the Code and proof, reasonably satisfactory to Leet BVI, that Leet has provided notice of such certifications to the Internal Revenue Service in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

(f) Leet shall have received an opinion from Sichenzia Ross Ference LLP, on the basis of representations and warranties set forth or referred to in such opinion, dated as of the Effective Time, and subject to reasonable assumptions, confirming the matters discussed under “Material Tax Considerations—Material U.S. Federal Income Tax Considerations” in the Registration Statement, including the conclusion that the Merger will not result in the treatment of Leet BVI as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code and any regulations promulgated thereunder or other official interpretations thereof. In rendering such opinion, such counsel shall be entitled to rely upon representations of officers of Leet and Leet BVI (with such changes as are necessary, in the opinion of such counsel, to reflect any change in applicable law, regulation or official interpretation thereof occurring between the date hereof and the Effective Time).

(g) Leet shall have received an opinion from Maples & Calder, on the basis of representations and warranties set forth or referred to in such opinion, dated as of the Effective Time, and subject to reasonable assumptions, confirming the matters discussed under “Material Tax Considerations—Material BVI Tax Considerations” in the Registration Statement.

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(h) There shall have been no change in applicable law with respect to Section 7874 of the Code (or any other U.S. tax law), any actual or proposed regulations promulgated thereunder (including official guidance announcing an intention to promulgate regulations with retroactive effect) or any actual or proposed official interpretation thereof, has occurred that, in the sole discretion of Leet, would have a material adverse effect on the Merger.

(i) None of the parties hereto shall be subject to any decree, order or injunction of any court of competent jurisdiction, whether in the U.S., the British Virgin Islands or any other country, that prohibits the consummation of the Merger.

(k) Other than the filing of the Certificate of Merger and the registration of the Articles of Merger provided for under Article I, all material consents and authorizations of, filings or registrations with, and notices to, any governmental or regulatory authority required to consummate the Merger and the other transactions contemplated hereby, including without limitation any filings required under (i) applicable U.S. state securities and “Blue Sky” laws and (ii) applicable British Virgin Islands securities laws, shall have been obtained or made.

(l) All consents of any third party required to consummate the Merger have been obtained.

ARTICLE VI

TERMINATION, AMENDMENT AND WAIVER

SECTION 6.1 Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after adoption of this Agreement by the stockholders of Leet, or by action of the Board of Directors of Leet.

SECTION 6.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 5.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Leet or Leet BVI.

SECTION 6.3 Amendment. This Agreement may be amended by the parties hereto at any time before or after any required approval or adoption by the stockholders of Leet of this Agreement or matters presented in connection with this Agreement; provided, however, that after any such approval or adoption, there shall be made no amendment requiring further approval or adoption by such stockholders under applicable law until such further approval or adoption is obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

SECTION 6.4 Waiver. At any time prior to the Effective Time, to the extent permitted by applicable law, the parties may waive compliance with any of the agreements or covenants contained in this Agreement, or may waive any of the conditions to consummation of the Merger contained in this Agreement. Any agreement on the part of a party to any such waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

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ARTICLE VII

COVENANTS

SECTION 7.1 Rule 16b-3 Approval. Leet and Leet BVI shall take all such actions as may reasonably be required to cause the transactions contemplated by Section 3.1, Article IV and any other dispositions of Leet equity securities (including derivative securities) or acquisitions of Leet BVI equity securities (including derivative securities) in connection with this Agreement and the Merger by each individual who (i) is a director or officer of Leet, or (ii) at the Effective Time, is or will become a director or officer of Leet BVI, to be exempt under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended.

SECTION 7.2 Further Assurances. Both Leet and Leet BVI shall use their commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or reasonably appropriate to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions provided for herein.

ARTICLE VIII

GENERAL PROVISIONS

SECTION 8.1 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

SECTION 8.2 Entire Agreement. This Agreement and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto.

SECTION 8.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its rules of conflict of laws that would apply any other law.

SECTION 8.4 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all of the parties hereto.

SECTION 8.5 Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

SECTION 8.6 Severability. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement.

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IN WITNESS WHEREOF, Leet and Leet BVI have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

LEET TECHNOLOGY INC.,
a Delaware corporation

By:	___________________________
Name:
Title:

LEET INC.,
a British Virgin Islands corporation

By:	___________________________
Name:
Title:

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Exhibit A

Assumed Equity Plans

•	2021 Stock Incentive Plan for Employees and Consultants
•	2022 Stock Incentive Plan for Employees and Consultants

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Exhibit B

Assumed Benefit Plans

None

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